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                                                                     EXHIBIT 4.5

                    AMENDMENT NO. 1 TO ADVANCE PARADIGM, INC.
                AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

         The Advance Paradigm, Inc. Amended and Restated Incentive Stock Option Plan (the "Plan") is hereby amended, effective December 7, 2000, in the following respects:

         1. The first sentence of Section 2 of the Plan is hereby amended to read as follows:

               Subject to adjustment as provided in Section 4(g) hereof, options may be granted by the Company from time to time to purchase up to an aggregate of 9,718,000 shares of the Company's authorized but unissued Common Stock; provided, however, that the number of shares that may be granted to any employee under the Plan over the term of the Plan shall not exceed 9,718,000.

         2. In all other respects the Plan shall remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment to be effective as provided above.


                                  AdvancePCS


                                  By: /s/ DAVID D. HALBERT
                                      ------------------------------------------
                                      David D. Halbert
                                      Chairman of the Board and Chief Executive
                                      Officer